Exhibit 99.1

BRINKER INTERNATIONAL REPORTS THIRD QUARTER RESULTS
DALLAS (April 25, 2017) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal third quarter ended March 29, 2017.
Highlights include the following:

•	On a GAAP basis, earnings per diluted share in the third quarter of fiscal 2017 decreased 14.0 percent to $0.86 compared to $1.00 for the third quarter of fiscal 2016

•
Earnings per diluted share, excluding special items, in the third quarter of fiscal 2017 decreased 6.0 percent to $0.94 compared to $1.00 for the third quarter of fiscal 2016 (see non-GAAP reconciliation below)

•
Brinker's total revenues in the third quarter of fiscal 2017 decreased 1.7 percent to $810.6 million compared to the third quarter of fiscal 2016 and company sales in the third quarter of fiscal 2017 decreased 1.8 percent to $790.6 million compared to the third quarter of fiscal 2016

•
Chili’s company-owned comparable restaurant sales in the third quarter of fiscal 2017 decreased 2.3 percent compared to the third quarter of fiscal 2016 but increased sequentially by 1.0 percent from the second quarter of fiscal 2017. Chili's U.S. franchise comparable restaurant sales in the third quarter of fiscal 2017 increased 0.3 percent compared to the third quarter of fiscal 2016 and also improved sequentially by 3.3 percent from the second quarter of fiscal 2017

•	Maggiano’s comparable restaurant sales in the third quarter of fiscal 2017 decreased 1.6 percent compared to the third quarter of fiscal 2016

•	Chili's international franchise comparable restaurant sales in the third quarter of fiscal 2017 decreased 7.1 percent compared to the third quarter of fiscal 2016

•
Operating income, as a percent of total revenues, declined approximately 150 basis points to 9.0 percent in the third quarter of fiscal 2017 compared to 10.5 percent for the third quarter of fiscal 2016

•
Restaurant operating margin, as a percent of company sales, declined approximately 40 basis points to 17.0 percent in the third quarter of fiscal 2017 compared to 17.4 percent for the third quarter of fiscal 2016 (see non-GAAP reconciliation below) but improved sequentially by 190 basis points from the second quarter of fiscal 2017

•
For the first nine months of fiscal 2017, cash flows provided by operating activities were $243.6 million and capital expenditures totaled $79.7 million. Free cash flow was $163.9 million (see non-GAAP reconciliation below)

"Our third quarter earnings performance reflects the operational focus of our restaurant level leadership at both our brands," said Wyman Roberts, chief executive officer and president. "We are also encouraged by our progress with the strategic work designed to better position our brands and capture market share."

Table 1: Q3 comparable restaurant sales1
Company-owned, reported brands and franchise; percentage

	Q3 17	Q3 16
Brinker International	(2.2)	(3.6)
Chili’s Company-Owned
Comparable Restaurant Sales	(2.3)	(4.1)
Pricing Impact	2.9	1.1
Mix-Shift[2]	1.0	(0.3)
Traffic	(6.2)	(4.9)
Maggiano’s
Comparable Restaurant Sales	(1.6)	0.2
Pricing Impact	2.4	1.5
Mix-Shift[2]	1.4	(2.4)
Traffic	(5.4)	1.1

Chili's Franchise[3]	(2.5)	(1.7)
U.S. Comparable Restaurant Sales	0.3	(2.2)
International Comparable Restaurant Sales	(7.1)	(0.7)

Chili's Domestic[4]	(1.7)	(3.6)
System-wide[5]	(2.3)	(3.1)

1	Comparable restaurant sales includes all restaurants that have been in operation for more than 18 months.
2	Mix shift is calculated as the year over year percentage change in company sales resulting from the change in menu items ordered by guests.
3
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

4	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
5
System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated Chili's restaurants.

Quarterly Operating Performance
CHILI’S third quarter company sales decreased 2.0 percent to $689.6 million from $703.5 million in the prior year primarily due to a decline in comparable restaurant sales. As compared to the prior year, Chili's restaurant operating margin1 declined. Restaurant expenses, as a percent of company sales, increased due to sales deleverage, higher advertising and marketing related expenses and increased workers' compensation insurance expenses, partially offset by decreased repairs and maintenance expenses. Restaurant labor, as a percent of company sales, increased compared to the prior year due to higher wage rates and sales deleverage. Cost of sales, as a percent of company sales, decreased due to increased menu pricing and favorable commodity pricing primarily related to poultry and beef.

MAGGIANO’S third quarter company sales decreased 0.6 percent to $101.0 million from $101.6 million in the prior year primarily due to a decline in comparable restaurant sales, partially offset by an increase in restaurant capacity. As compared to the prior year, Maggiano's restaurant operating margin1 declined. Restaurant expenses, as a percent of company sales, increased primarily due to higher workers' compensation insurance and advertising expenses. Restaurant labor, as a percent of company sales, increased due to higher wages, partially offset by lower manager bonuses. Cost of sales, as a percent of company sales, was positively impacted by favorable commodity pricing and increased menu pricing, partially offset by unfavorable menu item mix.
1Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses. (See non-GAAP reconciliation below)

FRANCHISE AND OTHER revenues increased 2.6 percent to $20.0 million for the third quarter compared to $19.5 million in the prior year third quarter. Brinker franchisees generated approximately $336 million in sales2 for the third quarter of fiscal 2017.

2Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.
Other
Depreciation and amortization expense increased $0.3 million for the quarter compared to the third quarter of fiscal 2016 primarily due to depreciation on asset replacements and new restaurant openings, partially offset by an increase in fully depreciated assets and restaurant closures.

General and administrative expense increased $5.8 million for the quarter compared to the third quarter of fiscal 2016 primarily due to higher performance-based compensation.

On a GAAP basis, the effective income tax rate increased to 28.9 percent in the current quarter from 26.4 percent in the third quarter of fiscal 2016 due to the prior year benefit associated with the resolution of certain tax positions, partially offset by lower profits. Excluding the impact of special items, the effective income tax rate decreased to 29.9 percent in the current quarter compared to 30.1 percent in the third quarter of fiscal 2016 primarily due to lower profits.

Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the company’s operating results. Non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Reconciliations of these non-GAAP measures are included in the tables below.

Table 2: Reconciliation of net income excluding special items
Q3 17 and Q3 16; $ millions and $ per diluted share after-tax

Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

	Q3 17	EPS Q3 17	Q3 16	EPS Q3 16
Net Income	42.4	0.86	57.5	1.00
Special items[1]	6.6	0.13	3.9	0.07
Income tax effect related to special items	(2.6)	(0.05)	(1.5)	(0.03)
Adjustment for tax items[2]	—	—	(2.6)	(0.04)
Special items, net of taxes	4.0	0.08	(0.2)	0.00
Net Income excluding special items	46.4	0.94	57.3	1.00

1	See footnote "b" to the consolidated statements of comprehensive income for additional details on the composition of these amounts.
2	Discrete tax items result from the resolution of certain tax positions which directly impacts tax expense.

Table 3: Reconciliation of restaurant operating margin
Q3 17 and Q3 16; $ millions

Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. We define restaurant operating margin as Company sales less Company restaurant expenses, including Cost of sales, Restaurant labor and Restaurant expenses. Restaurant expenses includes advertising expense. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate general and administrative expense, depreciation and amortization, and other gains and charges.

Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties and other non-food and beverage revenue streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expense, substantially all of which is related to restaurant-level assets, is excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expense includes primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and is therefore excluded. We believe that excluding special items, included within Other gains and charges, from restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.

	Q3F17	Q3F16
Operating income	72.9	86.3
Operating income as a percent of total revenues	9.0%	10.5%

Operating income	72.9	86.3
Less: Franchise and other revenues	(20.0)	(19.5)
Plus: Depreciation and amortization	39.3	39.1
General and administrative	35.9	30.2
Other gains and charges	6.6	3.9
Restaurant operating margin	134.7	140.0
Restaurant operating margin as a percent of company sales	17.0%	17.4%

Table 4: Reconciliation of free cash flow
Q3 17; $ millions

Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements of our business operations.

Thirty-Nine Week Period Ended March 29, 2017
Cash flows provided by operating activities	243.6
Capital expenditures	(79.7)
Free cash flow	163.9

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the statements of comprehensive income and will only provide updates if there is a material change versus the original guidance. We do not provide annual guidance as it relates to US GAAP earnings per diluted share as we are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort.

 Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker's Web site at 9 a.m. CDT today (April 25) -

http://investors.brinker.com/phoenix.zhtml?c=119205&p=irol-EventDetails&EventId=5250905

For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker's Web site until the end of the day May 23, 2017.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker's Web site under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-Q for the third quarter of fiscal 2017 filing on or before May 8, 2017; and
- Fourth quarter earnings release, before market opens, Aug. 10, 2017.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 29, 2017, Brinker owned, operated, or franchised 1,660 restaurants under the names Chili’s® Grill & Bar (1,608 restaurants) and Maggiano’s Little Italy® (52 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control. Such risks and uncertainties include, among other things, general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 29, 2017	March 23, 2016	March 29, 2017	March 23, 2016
Revenues:
Company sales	$790,624	$805,145	$2,276,743	$2,311,298
Franchise and other revenues (a)	20,017	19,494	63,433	64,510
Total revenues	810,641	824,639	2,340,176	2,375,808
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	201,903	215,362	587,742	615,764
Restaurant labor	261,632	262,701	760,894	756,874
Restaurant expenses	192,372	187,216	582,146	567,049
Company restaurant expenses	655,907	665,279	1,930,782	1,939,687
Depreciation and amortization	39,335	39,050	117,526	117,335
General and administrative	35,931	30,170	102,014	95,190
Other gains and charges (b)	6,600	3,864	13,984	5,454
Total operating costs and expenses	737,773	738,363	2,164,306	2,157,666
Operating income	72,868	86,276	175,870	218,142
Interest expense	13,658	8,403	36,108	24,077
Other, net	(402)	(277)	(1,084)	(1,110)
Income before provision for income taxes	59,612	78,150	140,846	195,175
Provision for income taxes	17,243	20,648	40,607	56,772
Net income	$42,369	$57,502	$100,239	$138,403

Basic net income per share	$0.87	$1.01	$1.96	$2.36

Diluted net income per share	$0.86	$1.00	$1.93	$2.33

Basic weighted average shares outstanding	48,954	56,673	51,211	58,699

Diluted weighted average shares outstanding	49,506	57,407	51,854	59,505

Other comprehensive gain (loss):
Foreign currency translation adjustment (c)	$734	$(29)	$(1,411)	$(3,294)
Other comprehensive gain (loss)	734	(29)	(1,411)	(3,294)
Comprehensive income	$43,103	$57,473	$98,828	$135,109

(a)
Franchise and other revenues primarily includes royalties, development fees, franchise fees, Maggiano's banquet service charge income, gift card breakage and discounts, digital entertainment revenue, Chili's retail food product royalties and delivery fee income.

(b)	Other gains and charges include:

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 29, 2017	March 23, 2016	March 29, 2017	March 23, 2016
Severance	$5,929	$—	$6,222	$2,368
Restaurant closure charges	794	89	3,621	89
Gain on the sale of assets, net	(55)	(1,096)	(2,624)	(2,858)
Information technology restructuring	—	—	2,700	—
Restaurant impairment charges	—	3,413	1,851	3,937
Impairment of investment	—	1,000	—	1,000
Litigation	—	—	—	(2,032)
Acquisition costs	—	120	—	700
Other	(68)	338	2,214	2,250
	$6,600	$3,864	$13,984	$5,454

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 29, 2017	June 29, 2016

ASSETS
Current assets	$148,196	$176,774
Net property and equipment (a)	997,053	1,043,152
Total other assets	257,829	249,534
Total assets	$1,403,078	$1,469,460
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$3,860	$3,563
Other current liabilities	433,407	428,880
Long-term debt, less current installments	1,325,604	1,110,693
Other liabilities	138,907	139,423
Total shareholders’ deficit	(498,700)	(213,099)
Total liabilities and shareholders’ deficit	$1,403,078	$1,469,460

(a)
At March 29, 2017, the company owned the land and buildings for 190 of the 1,000 company-owned restaurants. The net book values of the land totaled $143.2 million and the buildings totaled $99.9 million associated with these restaurants.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirty-Nine Week Periods Ended
	March 29, 2017	March 23, 2016
Cash Flows From Operating Activities:
Net income	$100,239	$138,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,526	117,335
Stock-based compensation	13,237	12,095
Restructure charges and other impairments	8,837	5,937
Net gain on disposal of assets	(628)	(633)
Changes in assets and liabilities	4,411	26,444
Net cash provided by operating activities	243,622	299,581
Cash Flows from Investing Activities:
Payments for property and equipment	(79,730)	(76,090)
Proceeds from sale of assets	3,077	4,256
Payment for business acquisition, net of cash acquired	—	(105,577)
Net cash used in investing activities	(76,653)	(177,411)
Cash Flows from Financing Activities:
Proceeds from issuances of long-term debt	350,000	—
Purchases of treasury stock	(350,768)	(266,157)
Payments on revolving credit facility	(328,000)	(50,000)
Borrowings on revolving credit facility	200,000	256,500
Payments of dividends	(54,087)	(56,192)
Payments for debt issuance costs	(10,216)	—
Proceeds from issuances of treasury stock	4,505	4,725
Payments on long-term debt	(2,847)	(2,547)
Excess tax benefits from stock-based compensation	2,041	5,365
Net cash used in financing activities	(189,372)	(108,306)
Net change in cash and cash equivalents	(22,403)	13,864
Cash and cash equivalents at beginning of period	31,446	55,121
Cash and cash equivalents at end of period	$9,043	$68,985

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Third Quarter Openings Fiscal 2017	Total Restaurants March 29, 2017	Projected Openings Fiscal 2017
Company-owned restaurants:
Chili’s domestic	1	934	6-7
Chili’s international	—	14	1
Maggiano’s	—	52	2
Total company-owned	1	1,000	9-10
Franchise restaurants:
Chili’s domestic	3	316	5-8
Chili's international	4	344	31-33
Total franchise	7	660	36-41
Total restaurants:
Chili’s domestic	4	1,250	11-15
Chili's international	4	358	32-34
Maggiano’s	—	52	2
Grand total	8	1,660	45-51

FOR ADDITIONAL INFORMATION, CONTACT:
JOE TAYLOR
INVESTOR RELATIONS
investor.relations@brinker.com

AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240